(e)(1)

DISTRIBUTION AGREEMENT

VOYA VARIABLE PRODUCTS TRUST

AGREEMENT, effective as of November 18, 2014, by and between Voya Variable Products Trust (the “Trust”) and Voya Investments Distributor, LLC (“Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified open-end investment company and offers its shares continuously to separate accounts of insurance companies (“Separate Accounts”) to serve as an investment option under variable annuity contracts or variable life insurance policies issued by the insurance companies; and its shares may be sold in the future to separate accounts of other affiliated or unaffiliated insurance companies and other persons to whom such shares may be offered consistent with applicable tax law; and

WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust and the Distributor wish to enter into this Agreement whereby the Distributor will act as the Trust’s principal underwriter for the sale of shares of the Portfolios listed on the attached Schedule A comprising the Trust to the Separate Accounts;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appointment of the Distributor

The Trust hereby appoints the Distributor as the principal underwriter and distributor of the Trust to sell shares of the Trust’s Portfolios to the Separate Accounts and any other persons, and the Distributor hereby accepts such appointment.

2.	Purchase of Shares from the Trust

(a) The Trust herewith engages Distributor to act as exclusive distributor of the shares of its separate series, and any other series which may be designated from time to time hereafter (“Portfolios”), named and described on the Schedule A attached hereto and made a part of this Agreement by reference. Said sales shall be made only to investors eligible to invest in a registered investment company consistent with such company’s serving as an investment vehicle for variable annuities and variable life insurance company contracts. Distributor need not hold itself available to receive by mail, telex and/or telephone, orders for the purchase of shares.

(b) All shares sold by Distributor under this Agreement shall be sold at the net asset value per share (“Offering Price”) determined in the manner described in Trust’s Prospectus, as it may be amended from time to time.

3.	Redemption of Shares by the Trust

(a) Any of the outstanding shares of each Portfolio may be tendered for redemption at any time, and the Trust agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Prospectus and Trust’s Declaration of Trust and By-Laws. The redemption price is the net asset value per share next determined after the initial receipt of proper request for redemption.

(b) The right to redeem shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

4.	Duties of the Trust

(a) The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor, may reasonably request for use in connection with the distribution of the shares of the Trust.

(b) The Trust shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, as amended (the “1933 Act”), in order that there will be available for sale at least the number of shares as investors may reasonably be expected to purchase.

5.	Duties of the Distributor

In selling the shares of the Trust, the Distributor shall use its best efforts to conform with the requirements of all applicable federal and state laws and regulations, and the regulations of the FINRA, relating to the sale of such securities. Except as provided below, the Distributor is not authorized by the Trust to give any information or make any representations, other than those contained in the registration statement for the Trust and its shares, the Prospectus, and any sales literature specifically approved a principal of the Distributor. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Trust’s operations are being conducted in a manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Distributor from entering into distribution agreements with other investment companies.

6.	Allocation of Expenses

(a) The Trust will pay the following expenses in connection with the sales and distribution of shares of the Portfolios.

(i) expenses pertaining to the preparation of its audited and certified financial statements to be included in any amendments (“Amendments”) to the Trust’s Registration Statement under the 1933 Act, including the Prospectus and Statement of Additional Information included therein;

(ii) expenses pertaining to the preparation, printing, and distribution of any reports or communications, including the Prospectus and the Statement of Additional Information, which are sent to existing shareholders of the Trust;

(iii) filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

(iv) expenses of the Trust’s administrator, including all costs and expenses in connection with the issuance, transfer and registration of the shares, including but not limited to any taxes and other governmental charges in connection therewith.

(b) The Distributor will pay the following expenses:

(i) expenses of printing additional copies of the Prospectus and Statement of Additional Information and any amendments or supplements thereto which are necessary to continue to offer shares of the Trust’s Portfolios to the public;

(ii) expenses pertaining to the printing of additional copies, for use by the Distributor as sales literature, of reports or other communications which have been prepared for distribution to existing shareholders of the Trust or incurred by the Distributor in advertising, promoting and selling our shares to the public.

7.	Records

All records maintained by the Distributor in connection with this Agreement shall be the property of the Trust and shall be returned to the Trust upon termination of this Agreement, free from any claims or retention of rights by the Distributor. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

8.	Duration and Termination of this Agreement

This Agreement shall become effective on November 18, 2014 or on such later date approved by the Trust’s Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years from the effective date of this Agreement with respect to the Portfolios listed on Schedule A. Thereafter, unless earlier terminated with respect to a Portfolio, this Agreement shall continue in effect from year to year for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Portfolio or by a vote of the Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not interested persons or parties to this Agreement (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on this Agreement. With respect to any Portfolio that was added to Schedule A hereto after the date of this Agreement, the Agreement shall become effective on the later of: (i) the date Schedule A is amended to reflect the addition of such Portfolio under the Agreement; or (ii) the date upon which the shares of the Fund are first sold to the public, subject to the condition that the Portfolio’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Distributor shall have approved this Agreement, with respect to such Portfolio.

This Agreement may be terminated at any time without penalty on at least sixty days notice by the Trust’s Board of Trustees or by a majority vote of its shareholders, with respect to any Portfolio by a majority vote of the shareholders of the capital stock of such Portfolio, or by Distributor on sixty days notice.

This Agreement shall terminate automatically in the event of its assignment.

9.	Miscellaneous

This Agreement shall be subject to the laws of the State of Massachusetts and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company. As used herein, the terms “Net Asset Value,” “Investment Company,” “Open-End Investment Company,” “Assignment,” “Principal Underwriter,” “Interested Person,” and “Majority of the Outstanding Voting Securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

10.	Liability

Nothing contained herein shall be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Distributor’s duties hereunder, or by reason of the Distributor’s reckless disregard of its obligations and duties hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers below as of the day and year of first above written.

VOYA VARIABLE PRODUCTS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

VOYA VARIABLE PRODUCTS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Portfolio

Voya International Value Portfolio

Voya MidCap Opportunities Portfolio

Voya SmallCap Opportunities Portfolio